                                                                    EXHIBIT 10.2

              Professional Installation Services Master Agreement



     This Professional Installation Services Master Agreement (this "Agreement"), effective March 5, 1999 (the "Effective Date"), between Net Power Solutions, a Delaware limited liability company, with offices located at 1999 Broadway, Suite 3200, Denver, CO 80202, ("NPS"), and the Energy Systems Group of Science Applications International Corporation, a corporation organized and existing under the laws of the State of Delaware, with offices located at 20201 Century Boulevard, Germantown, MD 20874, (hereinafter called "SAIC").

I.  RECITALS

     A. On September 3, 1998 SAIC and NPS entered into an agreement under which SAIC and NPS agreed that, among other things, SAIC would agree to train and provide a sufficient number of employees with appropriate expertise to implement and install the NeuSIGHT(TM) software at customer installations and NPS would designate SAIC as its exclusive installation partner with respect thereto.

     B. This Agreement is intended to set forth the terms and conditions under which SAIC and NPS will provide such services with respect to the NeuSIGHT(TM) software installations.

II.  NPS  AND SAIC ADMINISTRATIVE CONTACTS

Net Power Solutions, LLC               SAIC

Attn:  Jeffrey A. Hansen               Attn:  Michael Fink
Chief Financial Officer                20201 Century Boulevard
1999 Broadway, Suite 3200              Germantown, MD 20874
Denver, CO  80202                      USA

Tel. No. (303) 293-2992  Tel. No.      (301) 353-8238
Fax No.  (303) 293-8430  Fax No.       (301) 353-1887


In consideration of the mutual obligations assumed under this Agreement, SAIC and NPS agree to the Terms and Conditions attached to this Agreement and represent that this Agreement is executed by duly authorized representatives as of the dates below. The parties acknowledge that the enclosed Terms and Conditions are intended to set forth the general terms of SAIC's engagement and that the specific terms and conditions with respect to the provision of services shall be set forth in the Task Order, with any inconsistencies resolved in favor of the terms and provisions of the Task Order.


AGREED BY:
Net Power Solutions, LLC                                     Science Applications International
                                                             Corporation

By:                                                          By:
        ---------------------------------------------                   ---------------------------------------------
Name:     Jeffrey A. Hansen                                  Name:      Michael Fink
        ---------------------------------------------                   ---------------------------------------------
Title:    Chief Financial Officer                            Title:     Group Contract Manger
        ---------------------------------------------                   ---------------------------------------------
Date:                                                        Date:
        ---------------------------------------------                   ---------------------------------------------

                              TERMS AND CONDITIONS


1.   DEFINITIONS

1.1  "Business Day" means an eight-hour day during normal business hours.

1.2 "Confidential Information" means information of a party to this Agreement which is provided or disclosed to the other and is marked as confidential or proprietary and includes, without limitation, any financial information, business information, trade secrets, or technical information (e.g., but not exclusively, including; user documentation, system documentation, functional overviews, screen layouts, processing flowcharts, algorithms), whether in oral, written, computer media or other form of communication, supplied under this Agreement and the NeuSIGHTTM Software. If the information is initially disclosed orally then (1) it must be designated as confidential or proprietary at the time of the initial disclosure and (2) within twenty (20) days after disclosure, the information must be reduced to writing and marked as confidential or proprietary. No information of the disclosing party will be considered Confidential Information to the extent the information:

(a) is in the public domain through no fault of the recipient either before or after disclosure; or

(b) is in the possession of the recipient prior to the disclosure, as evidenced by written records maintained in the ordinary course of business, or thereafter is independently developed by recipient's employees or consultants who have had no prior access to the information; or

c) is rightfully received from a third party without breach of any obligation of confidence.

1.3. Prime Installation Contract. Means the primary installation contract entered into by NPS or its affiliates and its customers to provide Installation Services.

1.4 "Deliverable" means any written summary of results or any other written data, information or materials provided to NPS including data, comments and conclusions pertaining to the Installation Services performed under this Agreement.

1.5 Installation Services. Those services necessary to install the NeuSIGHT software in accordance with the terms and provisions contained in a Prime Installation Contract. The Installation Services provided under each Prime Installation Contract shall be referred to as an "Installation."

1.6 "NeuSIGHTTM Software" means the proprietary process monitoring and optimization software program for application in the utilities industry, including all subsequent upgrades, modifications and enhancements and releases thereof currently owned by NPS's affiliate, Pegasus Technologies, LLC

2.   TERM OF AGREEMENT

This Agreement will become effective and binding upon execution of the Agreement as of the Effective Date; and shall continue until the earlier of (i) SAIC has been provided with and completed contracts for Installation Services on 30 Installations (providing that NPS is able to secure a like number of Prime Installation Contracts); or (ii) 3 years (the "Term"), whichever occurs first, unless earlier terminated by either party in accordance with Article 11 - Termination.

3.1  Appointment of SAIC as NPS Exclusive Installation Partner.

In accordance with and subject to the terms and provisions contained in this Agreement, NPS hereby designates SAIC as its exclusive third-party installation partner to provide Installation Services for NeuSIGHTTM Software in North America. SAIC's exclusivity to provide Installation Services during the term of this Agreement is only with respect to fixed-price Installations in North America and not performance-based Installations, which will be offered to SAIC on a right of first refusal basis. This designation is valid for a period of 3 years from the effective date of this agreement or until award of 30 installations to SAIC, whichever occurs first. SAIC shall be a non-exclusive installation partner for installations in all other countries as determined on a case-by-case basis.
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[*] indicates redacted portions

Exclusivity as noted above is further clarified as follows:

NPS has scheduled/anticipates a quantity of [*] installations in calendar year 1999. NPS staff shall provide Installation Services for the first [*] units or the equivalent of [*] units per calendar quarter. Beyond calendar year 1999, NPS will utilize its own installation staff to perform installations not offered to or accepted by SAIC, while still recognizing its obligations to SAIC under this Agreement.

The initial [*] installations in 1999, which shall be provided on training sites as described in Item 2 of Exhibit A (Statement of Work) to this Agreement (the "Training Installations"), shall be provided by SAIC on a [*]. The balance of SAIC installations shall be performed on a [*] basis.

3.2  Training and Performance Requirements

Utilization of SAIC staff is contingent upon SAIC having available properly trained installation personnel and providing acceptable Installation Services.

The determination as to SAIC's performance in supporting NPS sales/installations schedules shall be determined by NPS. If NPS determines, in its reasonable judgement, that SAIC is not meeting the Installation Services requirements as specified in a Task Order, then NPS shall notify SAIC in writing of such deficiencies. SAIC will then have 30 days to remedy the deficiencies. If NPS determines, in its reasonable judgement, that the deficiencies have not been resolved within the 30-day period, then NPS shall have the right to terminate SAIC services under such Task Order, provided however, that unresolved issues between the parties shall be determined pursuant to Item 16.5, Disputes. Any Task Orders terminated as noted above shall be deemed an installation commenced by SAIC under this Agreement.

Furthermore, should NPS be required to terminate SAIC installations for reasons as described in this Section 3.2, [*], then NPS shall have the right to immediately terminate the obligations of exclusivity and the 30-installation minimum as defined under Section 3.1. Should NPS proceed to terminate the exclusivity and 30 minimum installation obligations hereunder, NPS shall pay to SAIC [*] NPS, at its sole discretion, may continue to utilize SAIC installation resources under this Agreement and all other terms and conditions of the Agreement shall remain unchanged.

Effective immediately, NPS shall provide NeuSIGHTTM installation training to SAIC staff as defined in the Exhibit A, Statement of Work.


3.3  Provision of Installation Services Ordering Procedure.

(a) Subject to Section 3.1, upon execution of a Prime Installation Contract with a customer, NPS will provide SAIC with a copy of the Prime Installation Contract attached to a proposed task assignment ("Task Assignment Statement"). The Task Assignment Statement will set forth, among other things, (1) the work to be performed under the Prime Installation Contract, (2) the schedule of performance, and (3) specified Deliverables and required delivery dates, in accordance with the terms and provisions of the Prime Installation Contract.

(b) The Task Assignment Statement will also specify those obligations undertaken by NPS, which generally will include providing the NeuSIGHTTM Software and related hardware necessary to complete the Prime Installation Contract.

(c) SAIC shall respond to NPS within 5 days after receipt of the proposed Task Assignment Statement by submitting a fully responsive task proposal (the "Task Proposal"). SAIC's Task Proposal shall include the following, as appropriate, which information shall be consistent with the terms and provisions contained in the Prime Installation Contract:

     (1) Date of commencement of work, and any necessary revision to the schedule of performance.
     (2) Labor, travel, material estimates and a task ceiling and/or a firm fixed price.
     (3)  Other pertinent information.

(d) Within 5 days of receipt of the Task Proposal and upon mutual agreement, an approved task order ("Task Order") will be issued in writing by NPS to perform the full task. After a Task Order is issued, if any revision becomes necessary, SAIC shall promptly submit to NPS a revised task proposal ("Revised Task Proposal") with explanatory notes.
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[*] indicates redacted portions

(e) Within 5 days of receipt of SAIC's Revised Task Proposal, and upon mutual agreement, a revised Task Order ("Revised Task Order") will be issued in writing by NPS to authorize additional work and associated funding. No Revised Task Order will be binding until confirmation in writing and mutually agreed to by NPS and SAIC. If NPS and SAIC cannot reach agreement on the Revised Task Order in accordance with the procedures set forth in subsection 3.2(g) below, SAIC may elect to cease to provide Installation Services under the Prime Installation Contract and shall be entitled to the payment obligations described in Section 11.1; provided, however that SAIC forfeit its right to the 50/50 sharing of Gross Profits for that installation set forth in Section 5.1; and provided further that such installation shall count as an installation commenced by SAIC under this Agreement.

(f) Task Orders will be numbered sequentially, beginning with Task Order No. 1. Task Order revisions will be identified by alphabetic designation following the existing Task Order number, e.g. Task Order No. 1a, indicating the first modification of Task Order No. 1.

(g) In the event the parties cannot reach an agreement on the Task Assignment Statement within 15 days after its original issuance, outstanding issues will be escalated to respective company management for resolution. If resolution cannot be obtained within 5 days, NPS may contract with another person or entity to provide such Installation Services with no liability to SAIC.

(h) [*]

(i) For all other installations performed on a [*], amounts paid to SAIC shall not be greater than the total price established in each Task Order subject to any Revised Task Order pursuant to the clause 16.13 Changes below.

4.  SAIC Responsibilities.

(a) SAIC shall incur and invoice for costs under this contract only in the performance of approved Task Order(s) and revisions to Task Order(s) issued in accordance with the above ordering procedure. No other costs are authorized.

(b)  [*]

(c) SAIC shall complete at its own expense, documentation and packaging for the version of NeuSIGHTTM software contemplated in (b) above.

(d) SAIC shall train the appropriate personnel to provide adequate support for the installation and training for the NeuSIGHTTM software.

(e) SAIC shall endorse the NPS software and promote it to the industry at large.

(f) SAIC shall participate with NPS in the appropriate industry forums to promote the NeuSIGHTTM software.

(g)  [*]

(h) SAIC shall insure against all losses and damages which are the result of the fault or negligence of SAIC in the carrying out of the Installation Services, including workers' compensation, public liability, property damages and automobile liability. SAIC will, if requested, produce a certificate of insurance showing that the necessary coverage is currently in force, and will also give NPS thirty (30) days written notice before the required insurance can be altered or canceled.

(i) SAIC shall provide sufficient staffing to enable the Systems to be installed in accordance with the Task Proposal. NPS, or its affiliates, shall have the right to require SAIC to replace any personnel, other than the project manager, working on the project at a customers premises whom NPS deems, in its reasonable sole discretion, to be unfit or otherwise unsatisfactory.

(j) In the event a performance or surety bond is required to provide Installation Services, SAIC shall be responsible for obtaining and paying such bond for those projects in which SAIC has primary responsibility for Installation Services


5.  FEES AND PAYMENTS

5.1 In consideration for SAIC's investment noted in Clause 4 above, NPS agrees to a 50/50 sharing of Gross Profits and Losses (as defined in Exhibit C hereto) only under the Prime Installation Contracts supported by SAIC. For any installation contract supported by the SAIC installation team, NPS shall distribute a 50% share of Gross Profits to SAIC upon
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                                       4
completion of the Prime Installation Contract and payment by the customer to NPS in accordance with the payment terms set forth in the Prime Installation Contract.

5.2 Labor Charges.   [*]

For the [*] installations performed on a [*], billable charges shall be [*] established for the respective Task Order.

5.3  Payment for Installation Services.

(a) Fees, Price Protection. NPS agrees to pay SAIC for the Installation Services in accordance with the Fee Schedule or the [*] schedule set forth in the Task Order. The fees specified in the Task Order are the total fees and charges for the Installation Services [*] except as the parties may agree in writing. SAIC represents that the price stated for the Installation Services performed hereunder will be at least as favorable as that the Energy Systems Group charges to any other customer for the same or similar services.

(b) Invoices. For the [*] Training Installations [*], SAIC shall invoice NPS monthly for Installation Services rendered during the preceding monthly period. The invoice will detail the work performed during such period. [*], SAIC shall invoice pursuant to the payment schedule contained in each respective Task
Order.   NPS will pay the invoices within thirty (30) days after receipt in
United States Dollars.

5.4 Billing. Payments to SAIC must be in United States dollars by wire transfer to:

Science Applications International Corporation
[*]
ABA routing no.[*]
Account No. [*]
Reference: Project and Invoice Number(s)

5.5 Overdue Payments. NPS shall pay billed amounts within 30 days of the date of the invoices in United States dollars, provided that NPS is able to bill and collect from the end customer for such amounts in a similar time period. In no event will payments be more than 60 days after the date of the invoices.
Overdue payments are subject to a late payment charge, calculated and compounded monthly, and calculated at an annual rate of one percent (1%) over the lowest prime rate available in New York City, as published in The Wall Street Journal on the first Monday (or the next bank business day) following the payment due date. If the amount of the late payment charge exceeds the maximum permitted by law, the charge will be reduced to that maximum amount.



6.   CONFIDENTIAL INFORMATION

6.1 Use of Confidential Information. Confidential Information disclosed by each party to the other in connection with the Installation Services conducted under this Agreement will be used by each party only for the performance of the Installation Services described in the Task Order and the Statement of Work

6.2 Disclosure of Confidential Information. Confidential Information disclosed under this Agreement by one party to the other will be protected by the recipient from further disclosure, publication, and dissemination to the same degree and using the same care and discretion as the recipient applies to protect its own confidential or proprietary information from undesired disclosure, publication and dissemination. Except as set forth in the following paragraph, neither party will disclose the other's Confidential Information to any affiliate or other third party, including another SAIC Group, without prior written consent from the other party. If Confidential Information is required by law, regulation, or court order to be disclosed, the recipient must first notify the disclosing party and permit the disclosing party to seek an appropriate protective order.

6.3 Disclosure to Employees and Consultants. Confidential Information disclosed under this Agreement may be disclosed to a receiving party's employees (including contract employees) or consultants who participate in the Installation Services if the employees and consultants have been made aware of their responsibilities under this Agreement and the employees (including contract employees) and consultants have signed a statement agreeing to be bound by the terms of this Agreement with respect to confidentiality. Each party to this Agreement agrees that it is responsible for its employees (including contract employees) and consultants complying with the confidentiality
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                                       5
provisions of this Agreement. Violations of any confidentiality provisions of this Agreement by any of such employees or consultants will be deemed to be violations by the party employing such employees or consultants. Confidential Information shall be maintained in the Energy Systems Group of SAIC and shall not be disclosed to any other SAIC Group without the prior written consent of NPS.

6.4  Misuse of Confidential Information.   Either party's failure to fulfill the
obligations and conditions with respect to any use, disclosure, publication, release, or dissemination to any third person of the other party's Confidential Information or breach of any restrictions or obligations of any licenses granted by the other party, constitutes a material breach of this Agreement. In that event the aggrieved party may, at its option and in addition to any other remedies that it may have, terminate this Agreement immediately. In addition to any other remedies it may have, the aggrieved party has the right to demand the immediate return of all copies of Confidential Information provided to the other party under this Agreement. The parties recognize that disclosure of Confidential Information in violation of this Agreement may result in irreparable harm. Each party shall have the right to injunctive relief in the event of a disclosure in violation of this Agreement.

7. Recruitment. NPS and the Energy Systems Group of SAIC agree that, for the term of this Agreement, and for a period of one year following termination of this Agreement, neither party shall affirmatively recruit or make initial contact with the employees of the other for the purpose of discussing or offering employment with out written approval of the other party. This provision does not, however, preclude either party from discussing employment with, or offering employment to, an employee of the other party, when discussions or negotiations leading to such an offer have been initiated by the employee him/herself. Further this provision does not preclude either party from advertising in publications of general circulation, posting vacancy announcements, or conducting job fairs which may lead to contacts between that party and employees of the other party.

8.  [*]


9.  OWNERSHIP OF
    INTELLECTUAL PROPERTY

9.1 Ownership of Deliverables.   Deliverables under the contract are SAIC
installation labor hours, interface software code prepared by SAIC at each respective installation site, and training materials and related documentation. NPS owns all right, title and interest in and to any copyright in any interface NeuSIGHTTM software code, and any training materials and related documentation, developed by SAIC and furnished to NPS hereunder. NPS grants to SAIC a personal, nontransferable, nonexclusive license to use and copy the interface software code for SAIC internal business purposes in performing the Installation Services. SAIC shall include NPS' copyright notice on all copies of such software.

9.2 Retention of Pre-existing Intellectual Property Rights. The parties agree that each party retains all right, title or interest in any (a) patentable and unpatentable discoveries, and ideas, including methods, techniques, know-how, concepts, products ("Invention"), to all works fixed in any medium of expression, including copyright and mask work rights ("Works of Authorship"); and (b) other materials where such Inventions and Works of Authorship, to the extent that in each of (a) and (b) above, such Inventions, Works of Authorship and/or other materials are created by or for each respective party outside this
Agreement.   Provided, however, that SAIC shall have no right, title or interest to the NeuSIGHTTM software, including any revisions or modifications made by SAIC, prior to, during, or after the termination of this Agreement.

9.3 No Rights By Implication. No direct or indirect ownership interest or license rights in Inventions or Works of Authorship are created by implication. No direct or indirect ownership interest or license rights in any software or patents are granted by either party in this Agreement, except as set forth in
Section 9.1 or 9.2. Any grant of an ownership interest or license rights in a patent or software must be negotiated in a separate agreement.

9.4 Similar Work for Other Customers. SAIC may perform the same or similar services for others, including providing the same or similar conclusions and recommendations provided that SAIC does not breach any obligation with respect to NPS' Confidential Information as provided herein.
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10.  NPS' RESPONSIBILITIES

10.1 NPS shall provide, maintain, and make available to SAIC, at its expense and in a timely manner, the following resources as SAIC and NPS agree are required by SAIC. These resources are for use by SAIC only in connection with the Installation Services provided to NPS:

(i) Qualified personnel who will be designated to consult with SAIC on a regular basis in connection with the services;

(ii) Appropriate work space for SAIC personnel at NPS' business locations when necessary for SAIC personnel to be present.

(iii) All other materials needed in support of training and to support the installation team(s).

10.2 NPS shall provide to SAIC a minimum of 30 installations under the contract, providing that NPS secures a like number of customer installation contracts.

10.3 NPS shall provide SAIC first right of refusal for installations priced on a performance or value basis. Each project shall be considered on a case-by-case basis.

11.  TERMINATION

11.1 Either party may terminate this Agreement upon mutual agreement of the parties upon 90 days written notice to the other party. Termination under this paragraph will not affect payment obligations incurred under this Agreement and the Task Orders for acceptable services performed prior to termination, and NPS agrees to reimburse SAIC for any reasonable labor costs or costs incurred for commitments to purchase products or services from third parties which were entered into by SAIC in the course of its performance and were authorized under the Task Order prior to termination. Such reimbursable costs may include, but are not limited to, cancellation fees, minimum consulting fees, if any, and non-refundable charges for third party products.

11.2 Upon termination of this Agreement, each party shall promptly return to the other any and all personal property of the other held by such party, including all Confidential Information; provided, that if upon termination of this Contract, any fees required to be paid by NPS to SAIC pursuant to Article 5 of this Agreement, have not been paid, then SAIC shall not be required to return to NPS any personal property of NPS held by SAIC, other than the source code and object code for the NeuSIGHTTM Software, which shall be returned immediately, and SAIC shall have a lien on such property, to the extent of the amounts unpaid by NPS.


12.  REPRESENTATIONS  AND
     WARRANTIES

12.1 Right to Provide Information. NPS represents and warrants to SAIC that it has the right to provide the information, specifications and data that it has or will provide to SAIC in order for SAIC to complete the Installation Services. NPS further represents and warrants that possession and use of that information, specifications and data by SAIC under the terms and conditions of this Agreement will not constitute an infringement upon any patent, copyright, trade secret, or other intellectual property right of any third party.

12.2 Employee and SAIC Agreements. Each party represents and warrants to the other that it shall have obtained, prior to the commencement of the Installation Services, appropriate agreements with its employees and consultants who may participate in the Installation Services sufficient to enable it to comply with the terms of this Agreement.

13.  WARRANTY AND DISCLAIMER OF WARRANTIES

13.1  Installation Services Warranty.

13.1.1 SAIC warrants that the Installation Services provided under the Task Orders will substantially conform to the Installation Services described in this Agreement and the applicable Statement of Work and will be performed in a professionally diligent manner by qualified personnel ("Satisfactory Work").

13.1.2  SAIC warrants that, in performing the Installation Services:

(a) it will strictly comply with the descriptions and representations of the Installation Services (including performance capabilities, accuracy, completeness, characteristics, specifications, configurations,
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                                       7
standards, function and requirements) which appear in the Task Orders;

(b) the Installation Services will not be in violation of any applicable law, rule or regulation, and SAIC will have obtained all permits required to comply with such laws and regulations;

(c) the Installation Services will not violate or in any way infringe upon the rights of third parties reasonably known to SAIC, including property, contractual, employment, trade secrets, proprietary information and nondisclosure rights, or any trademark, copyright or patent rights.


13.2  Disclaimer of Implied Warranties.

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY TO THIS AGREEMENT MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTIES OR REPRESENTATIONS.

14.    [*]


14.2   [*]

14.2.1 [*]

14.2.2 In no event shall either party be liable to the other for any special, indirect, incidental, consequential, or economic (including, but not limited to lost profits and lost business opportunity) damages, regardless of the legal theory under which such damages are sought, and even if the parties have been advised of the possibility of such damages. Notwithstanding anything contained in the preceding sentence, a breach of the provisions contained in Article 6 and
Article 9 of this Agreement shall not be subject to the limitations contained in the previous sentence.

15.  SELLER'S RE-EXPORT OBLIGATIONS

15.1 Re-export of Technical Data. The parties acknowledge that commodities and/or technical data provided under this Agreement may be subject to the Export Administration Regulations ("the EAR") administered by the U.S. Commerce
Department.   NPS shall be responsible for any required export administration.

16.  GENERAL

16.1 Publicity. Nothing contained in this Agreement will be construed as conferring upon either party, expressly or by implication, any right or license to use in advertising, publicity, promotion, marketing, or other similar activity, any name, trade name, trademark, or other designation including any abbreviation, contraction, or simulation of the other. Each party to this Agreement agrees to consult the other before using the other party's name in publicity, with consent by either party not to be unreasonably withheld.

16.2 Assignment. Neither party shall assign, in whole or in part, this Agreement, any Task Order or any license, rights or obligations granted, to any other person or entity, without the prior written consent of the other party, which consent may not be unreasonably withheld.

(a) Any subcontract made by SAIC in accordance with this Section 16.2 shall incorporate by reference all the applicable terms of this Agreement and any applicable Task Order. SAIC agrees to guarantee the performance of any subcontractor used to perform Installation Services.

16.3 Waiver. The failure of either party at any time to enforce any of the provisions of this Agreement or any right under this Agreement, or to exercise any option provided, will in no way be construed to be a waiver of the provisions, rights, or options, or in any way to affect the validity of this Agreement. The failure of either party to exercise any rights or options under the terms or conditions of this Agreement shall not preclude or prejudice the exercising of the same or any other right under this Agreement.

16.4 Non-Compliance for Cause Beyond Control. Neither party shall be liable to the other for non-compliance with any provision of this Agreement if the non-compliance resulted directly from any cause beyond the reasonable control of the party. However, this provision shall not apply to any payments due to SAIC under this Agreement.
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                                       8

16.5  Applicable Laws and Disputes

16.5.1 This Agreement shall be interpreted, construed and governed by, and the relationship between the parties determined in accordance with the laws of the State of Colorado, United States of America.

16.5.2 Should any disputes or differences of any kind arise between NPS and SAIC, in connection with/or arising out of this Agreement, or the performance hereunder, the parties shall first engage in discussions at a management level for resolution by mutual agreement which after having been written and signed by both parties will become final and binding upon both Parties. Any difference not resolved in this manner shall be considered a dispute and processed as noted below.

16.5.3 If no binding agreement can be reached, the parties shall have the right to proceed as a formal dispute. All disputes, controversies or claims arising out of or relating to this Agreement, or the breach hereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in Denver, Colorado. One arbitrator shall be selected by the indemnifying party or parties, one arbitrator shall be selected by the indemnified party, and the third arbitrator shall be chosen by the first two arbitrators chosen. The cost and expense of arbitration shall be shared equally by the parties to the arbitration, regardless of which party or parties prevail. The arbitration shall be conducted in accordance with the following time schedule unless otherwise mutually agreed to in writing by the parties: (i) parties to the arbitration proceeding shall each appoint their respective arbitrator within fifteen (15) business days after one party formally notifies the other of its desire to proceed as a dispute; (ii) within five (5) business days thereafter, such arbitrators shall appoint the third arbitrator;
(iii) the arbitrators shall schedule a hearing on the dispute within thirty (30) days of the appointment of the third arbitrator; and (iv) within fifteen (15) business days after the date of the hearing referenced in clause (iii), the arbitrators shall render their decision. The decision or award of the arbitrators shall be final and binding upon the parties hereto to the same extent and to the same degree as if the matter had been adjudicated by a court of competent jurisdiction and shall be enforceable under the Federal Arbitration Act. Any damages awarded by the arbitrators shall be subject to the limitations contained in this Agreement.

16.5.4 The judgment rendered by the Arbitrator upon the award may be entered in any court having jurisdiction for the purposes of obtaining an order of enforcement or judicial acceptance of the award, as the case may be. NPS and SAIC hereby waives any immunity, sovereign or otherwise, that it would otherwise have to such jurisdiction and agrees that its rights, obligations and liabilities hereunder shall be determined in the same manner and to the same extent as those of a private litigant under like circumstances.


16.6 Severability. If any provision or portion of a provision of this Agreement is held invalid or unenforceable, the remainder of the Agreement shall not be affected, and the remaining terms will continue in effect and be binding on the parties, provided that such holding of invalidity or unenforceability does not materially affect the essence of the Agreement.

16.7 Notice. Any notice or other written communication required or permitted to be given by a party under this Agreement shall be in the English language and will be considered delivered five business days after the notice has been mailed by certified mail addressed to the attention of the other party's Administrative Contact as identified in this Agreement.

16.8 Compliance with Laws. The parties agree to comply with all applicable laws. If SAIC requires any government licenses or approvals to proceed with the Installation Services, SAIC will provide NPS with prior notice of the requirement and an estimate of any resulting increase in the price of the Installation Services.

16.9 Survival. The terms and conditions of this Agreement regarding confidentiality, payment, warranties, liability and all others that by their sense and context are intended to survive the execution, delivery, performance, termination or expiration of this Agreement survive and continue in effect for a period of 1 year. Notwithstanding the foregoing sentence, the confidentiality provisions contained in Article 6 and the Intellectual Property provisions contained in Article 9 shall survive indefinitely [*].
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[*] indicates redacted portions

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

16.10  Force Majeure.

16.10.1 Neither SAIC nor NPS shall be liable for delay or damages if prevented from fulfilling its obligations by reason of Force Majeure causes, including but not limited to acts of war, (whether declared or undeclared) insurrection, terrorism, or acts of hostilities (such as invasion, bombing, etc.), lockouts, strikes, riots, fires, governmental restrictions covering the import, export, distribution, or transport of components, parts or raw materials necessary for the completion of the equipment, priority given to U.S. Government work, export restrictions imposed by any Government, mobilization of technical personnel in general by reason of any cause beyond such party's control, provided that such party gives notice to the other party within fifteen (15) days after occurrence of such event.

16.10.2 The impact of Force Majeure on SAIC's subcontractors hereunder shall be considered to be Force Majeure on SAIC, provided that SAIC gives notice to NPS according to paragraph 16.10.1 above.

16.10.3 In case of Force Majeure, a party's performance shall be extended by a reasonable period of time corresponding to the delay caused by the Force Majeure and billing rates and the estimated cost price may be adjusted based on agreement of the parties.

16.11  Relationship of Parties

16.11.1 Both SAIC and NPS are independent contractors in all respects with regard to this Agreement. Nothing contained in the Agreement shall authorize, empower, or constitute any party as partner or agent of any other party in any manner; authorize or empower one party to assume or create any obligation or responsibility whatsoever, express or implied, on behalf of or in the name of any other party; or authorize or empower a party to bind any other party in any manner or make any representation, warranty, covenant, contract, or commitment on behalf of any other party.

16.11.2 Personnel provided by either party to perform the Installation Services hereunder will at all times be considered employees or agents of the party providing such personnel and will not for any purposes be considered employees or agents of the other party. Each party shall assume full responsibility for the actions or in-actions of the personnel it provides, and shall be solely responsible for the supervision, direction and control, salaries, workers' compensation coverage, disability and other insurance, benefits, as well as all other legal obligations by law relating to its personnel.

16.12    Deliverables.

16.12.1 SAIC shall provide the Deliverables to NPS for the project in accordance with scope of work. All deliverables shall be submitted in English.

16.13    Changes

16.13.1 Either party may, at any time, request a change or modification to the work or services required under this Contract, including but not limited to increases or decrease in quantities of deliverable items, or changes to the method of shipment. Such requested changes shall not become binding until the changes have been confirmed in writing and mutually agreed upon by both parties.

16.13.2 SAIC will advise NPS if the change requires a change in the delivery schedule or change in the Agreement price. In that case, SAIC shall submit a change proposal and an equitable adjustment shall be made to the Agreement price, delivery schedule and other terms and conditions.

17.   ENTIRE AGREEMENT

This is the entire Agreement between the parties about its subject. It incorporates and supersedes all written and oral communications about its subject. It may only be changed or supplemented by a written amendment signed by the authorized representatives of the parties. Each Task Order executed shall be considered part of this Agreement and the terms of each control in the event of any inconsistency with the terms of this Agreement.

END OF TERMS AND CONDITIONS
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[*] indicates redacted portions

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

                                   Exhibit A
                                      [*]
                                   Exhibit B
                                      [*]
                                   Exhibit C
                                      [*]

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